Exhibit 99.1

FOR IMMEDIATE RELEASE

ACUSPHERE’S PARTNER ACCELERATES PORTION OF MILESTONE PAYMENT IN SUPPORT OF COMMERCIAL PREPARATIONS

Watertown, MA, October 24, 2005 — Acusphere, Inc. (NASDAQ: ACUS), a specialty pharmaceutical company that develops drugs using its porous microparticle technology, announced today that Nycomed Danmark APS (“Nycomed”), Acusphere’s partner for the European development and marketing of Acusphere’s lead product candidate, AI-700, has agreed to accelerate payment of $150,000 in license fees to Acusphere to fund the activities associated with creating a brand name for AI-700 and related trademark activities.

This amount represents the first payment of potentially $58 million in milestone-based license fees that Acusphere can achieve under its Collaboration, License and Supply Agreement (“Agreement”) with Nycomed, announced in July 2004. In addition to these license fees, Nycomed has paid Acusphere $9 million in up-front fees and research and development funding through September 30, 2005 and is due to pay Acusphere three additional payments of $1 million each over the next nine months. The remaining $57.8 million in milestone-based payments are related to achievement of certain regulatory accomplishments and sales goals. Under the Agreement, Acusphere will also be paid to manufacture the product for Nycomed and will receive royalties on Nycomed’s sales of AI-700. Nycomed is responsible for sales, marketing and the regulatory submissions required for marketing AI-700 throughout the European Union, as well as Russia/CIS and Turkey.

Nycomed is a pan-European pharmaceutical company with about $800 million in annual revenues. AI-700 is an ultrasound contrast agent currently in Phase 3 clinical trials for assessing myocardial perfusion in the diagnosis of coronary heart disease, a leading cause of death in the United States and Europe.

“We are very pleased with Nycomed’s continued financial and operational support to Acusphere, and the excitement we share about moving into the commercialization phase of this important technology,” commented Sherri C. Oberg, President and CEO of Acusphere. “Creating a brand name for AI-700 is an important step towards preparation of the product candidate for commercialization, and we look forward to collaborating closely with Nycomed and drawing upon its experience in this area.”

Ultrasound is the only frequently used imaging technique without a commercially significant imaging agent. Acusphere has designed AI-700 to work with ultrasound in the assessment of myocardial perfusion (blood flow in the heart muscle), a sensitive marker of coronary heart disease. An estimated 10.7 million procedures in the U.S. and over 1.0 million procedures in Europe are performed each year to screen patients with suspected coronary heart disease, primarily using nuclear imaging. AI-700-enhanced ultrasound is being developed as a cost-effective and convenient alternative to nuclear imaging.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates for which it has clinical data are designed to address unmet clinical needs within cardiology, oncology and asthma. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development. AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease. An estimated 10.7 million procedures are performed each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States. Acusphere’s product candidates have been created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that enables particles to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” is a trademark of Acusphere, Inc.

Forward-looking Statements and Risks

This Release contains forward-looking statements, including statements regarding the commercialization of AI-700. The Company’s actual results and trading in shares of the Company’s stock may differ materially from that anticipated in these forward-looking statements based upon a number of factors,  including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, loss of key personnel, lack of sales and marketing experience, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other potential risks and challenges. Further details regarding potential risks and challenges are detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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Contact: John F. Thero Acusphere, Inc. Sr. Vice President and CFO (617) 648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800